Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of IZEA Worldwide, Inc. of our report dated April 17, 2018, relating to the consolidated financial statements of IZEA, Inc. (n/k/a IZEA Worldwide, Inc.) appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ BDO USA, LLP

Tampa, Florida
January 18, 2019